Exhibit 99.1

PRESS RELEASE

Contacts:

Pete Garcia

Sr. VP and Chief Financial Officer

408-215-4574

pgarcia@nuvelo.com

Nicole Estrin

Manager of Corporate Communications & IR

408-215-4572

nestrin@nuvelo.com

NUVELO ANNOUNCES FIRST QUARTER 2004 FINANCIAL RESULTS AND ACCOMPLISHMENTS

SUNNYVALE, Calif., May 6, 2004 /PRNewswire/ — Nuvelo, Inc. (Nasdaq: NUVO) today announced results for the quarter ended March 31, 2004.

For the three months ended March 31, 2004, Nuvelo reported a net loss of $17.7 million or $0.65 per share compared to a net loss of $13.6 million or $0.82 per share for the same period in 2003. The net loss increase was primarily attributed to increased development expenses related to a license for our new drug candidate, rNAPc2, and an upfront collaboration expense and ongoing development costs for our additional new drug candidate, ARC183. The net loss was partially offset by decreased research and administrative costs as the Company continued to streamline operations since completing its merger with Variagenics, Inc. in January 2003. Revenues for the first quarter of 2004 were approximately $0.6 million, compared to revenues of $1.3 million for the same period in 2003.

As of March 31, 2004, Nuvelo had approximately $94.0 million in cash, cash equivalents and short-term investments compared to approximately $34.2 million at December 31, 2003. This increase in cash was a result of the $69.6 million in net proceeds raised from our recently completed public offering. The net cash burn rate for the quarter was $9.8 million.

“Over the past few months, we have expanded our pipeline from one promising clinical stage candidate to a pipeline of three synergistic, acute, hospital based cardiovascular candidates,” said Dr. Ted W. Love, president and chief executive officer of Nuvelo. “In addition, Dr. Steven Deitcher, the former principal investigator for our Phase 2 alfimeprase trial in catheter occlusion, joined the Company to lead our clinical development efforts as our product candidates progress through clinical trials and we greatly improved our financial position through a public offering that gives us the ability to fund our product development programs.”

675 Almanor Avenue, Sunnyvale, CA 94085      tel: 408/215-4000      fax: 408/215-4001      www.nuvelo.com

Additional First Quarter Highlights

—	Nearing completion of our Phase 2 trial with alfimeprase in acute peripheral arterial occlusion (PAO). To date, we have enrolled 104 of the necessary 115 patients in this trial.

—	Nearing completion of the interim analysis of the first 48 patients in our Phase 2 trial with alfimeprase in catheter occlusion. To date, we have enrolled 39 patients in this trial.

—	Reinitiated our Phase 2a trial with rNAPc2 for patients with acute coronary syndromes (ACS).

—	Changed our state of incorporation from Nevada to Delaware.

—	Completed a ~$74.8 million public offering and implemented a one-for-three reverse stock split in order to facilitate the transaction.

—	Licensed novel anticoagulant, rNAPc2, from Dendreon, acquiring worldwide rights to all indications including acute coronary syndromes (ACS), orthopedic and vascular surgery, Ebola and cancer.

—	Appointed former Goldman Sachs executive, Barry L. Zubrow, to Nuvelo’s board of directors.

—	Entered into a 50/50 collaboration with Archemix to develop and commercialize ARC183, Archemix’s thrombin inhibitor for potential use in coronary artery bypass graft (CABG) surgery, percutaneous coronary intervention (PCI) and other acute anticoagulant applications.

Conference Call Information

Nuvelo will hold its previously noticed annual shareholder’s meeting today, Thursday, May 6, 2004 at 4:00 p.m. Eastern Time (1:00 p.m. Pacific Time) at 675 Almanor Avenue, Sunnyvale, CA 94085. In conjunction with this meeting, the Company will hold a conference call and webcast to begin at approximately 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). To participate in the conference call, please dial 800/915-4836 for domestic callers and 973/317-5319 for international callers. A telephone replay of the conference call will be available through Thursday, May 20, 2004. To access the replay, please dial 800/428-6051 for domestic callers and 973/709-2089 for international callers, and reference passcode 350862.

This call is being webcast by CCBN and can be accessed via the Investor Relations section of Nuvelo’s Web site at www.nuvelo.com.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

675 Almanor Avenue, Sunnyvale, CA 94085      tel: 408/215-4000      fax: 408/215-4001      www.nuvelo.com

About Nuvelo

Nuvelo, Inc. is engaged in the discovery, development and commercialization of life improving therapeutics for the treatment of human disease. Nuvelo’s lead product candidate, alfimeprase, is being developed in collaboration with Amgen and is currently in two Phase 2 trials in two indications, peripheral arterial occlusion and catheter occlusion. Additional programs include cardiovascular product candidates ARC183 and rNAPc2 and drug discovery focused on antibody targets and secreted proteins.

Information about Nuvelo is available at our new Web site at www.nuvelo.com or by phoning 408-215-4000.

Statements contained in this press release which are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “should,” “may,” “estimate,” “goals,” and “potential,” among others. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery, clinical development processes and the development and commercialization of our molecular diagnostics technology; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; uncertainties relating to patent protection and regulatory approval; and uncertainties relating to our ability to obtain substantial additional funds required for progress in drug discovery and development. These and other factors are identified and described in more detail in Nuvelo filings with the SEC, including without limitation Nuvelo’s annual report on Form 10-K for the year ended December 31, 2003. We disclaim any intent or obligation to update these forward-looking statements.

675 Almanor Avenue, Sunnyvale, CA 94085      tel: 408/215-4000      fax: 408/215-4001      www.nuvelo.com

NUVELO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended
	March 31, 2004	March 31, 2003
Contract Revenue:	$642	$1,283

Operating expense:
Research and development	16,313	10,803
General and administrative	1,825	3,847
(Gain) loss on sale of fixed assets	(21)	44

Total operating expenses	18,117	14,694

Loss from operations	(17,475)	(13,411)

Realized gain on investment	—	40
Interest expense, net	(203)	(212)

Net loss	$(17,678)	$(13,583)

Basic and diluted net loss per share	$(0.65)	$(0.82)

Weighted average shares used in computing basic and diluted net loss per share	27,391	16,545

CONDENSED CONSOLIDATED BALANCE SHEET

AND OTHER DATA

(in thousands)

(unaudited)

	March 31, 2004	December 31, 2003
Cash, cash equivalents and short term investments	$94,026	$34,189
Restricted cash	501	501
Total assets	119,725	57,809
Noncurrent portion of capital leases	674	1,079
Notes payable - long term	6,600	6,600
Accumulated deficit	(221,237)	(203,559)
Total stockholders' equity (deficit)	78,650	22,701

675 Almanor Avenue, Sunnyvale, CA 94085      tel: 408/215-4000      fax: 408/215-4001      www.nuvelo.com